UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. )*

                         NORTON DRILLING SERVICES, INC.
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
                        (Title of Class of Securities)

                                   668632102
                                 (CUSIP Number)

                                FEBRUARY 16, 1999
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

     [ ]    Rule 13d-1(b)

     [X]    Rule 13d-1(c)

     [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).
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CUSIP NO. 668632102                                            PAGE 2 OF 6 PAGES


    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                 JACK S. BLANTON, JR.

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

           (a)  [ ]

           (b)  [X]

    3      SEC USE ONLY


    4      CITIZENSHIP OR PLACE OF ORGANIZATION

                 UNITED STATES

                            5      SOLE VOTING POWER
                                         339,500
       NUMBER OF
        SHARES              6       SHARED VOTING POWER
     BENEFICIALLY                         11,500
       OWNED BY
         EACH               7       SOLE DISPOSITIVE POWER
       REPORTING
        PERSON                            339,500
         WITH
                            8       SHARED DISPOSITIVE POWER

                                          11,500

    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 351,000

    10 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                 7.19%

    12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                 IN

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                                                               PAGE 3 OF 6 PAGES

ITEM 1.

   Item 1(a)      NAME OF ISSUER:            Norton Drilling Services, Inc.

   Item 1(b)      ADDRESS OF ISSUER'S
                  PRINCIPAL EXECUTIVE        5211 Brownfield Highway, Suite 230
                  OFFICES:                   Lubbock, Texas 79407
ITEM 2.

   Item 2(a)      NAME OF PERSON FILING:     Jack S. Blanton, Jr.

   Item 2(b)      ADDRESS OF PRINCIPAL
                  BUSINESS OFFICE OR, IF
                  NONE, RESIDENCE:           700 Louisiana, Suite 3920
                                             Houston, Texas 77002

   Item 2(c)      CITIZENSHIP:               United States

   Item 2(d)      TITLE OF CLASS OF          Common Stock, par value $0.01 per
                  SECURITIES:                share

   Item 2(e)      CUSIP NUMBER:              668632102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE ss.ss.240.13d-1(b) OR 240.13D-2(b) OR (c), CHECK
                  WHETHER THE PERSON FILING IS A:

                  (a)  [ ] Broker or dealer registered under section 15 of
                           the Act (15 U.S.C. 78o).

                  (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15
                           U.S.C. 78c).

                  (c)  [ ] Insurance Company as defined in section 3(a)(19)
                           of the Act (15 U.S.C. 78c).

                  (d)  [ ] Investment Company registered under section 8 of
                           the Investment Company Act of 1940 (15 U.S.C. 80a-8).

                  (e)  [ ] An investment adviser in accordance with
                           ss.240.13d-1(b)(1)(ii)(E);

                  (f)  [ ] An employee benefit plan or endowment fund in
                           accordance with ss. 240.13d-1(b)(1)(ii)(F);

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                                                               PAGE 4 OF 6 PAGES

                  (g)  [ ] A parent holding company or control person in
                           accordance with ss. 240.13d-1(b)(ii)(G);

                  (h)  [ ] A savings associations as defined in Section 3(b)
                           of the Federal Deposit Insurance Act (12 U.S.C.
                           1813);

                  (i)  [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14)
                           of the Investment Company Act of 1940
                           (15 U.S.C. 80a-3);

                  (j)  [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J);

ITEM 4.           OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a)  Amount Beneficially Owned: 351,000

                  (b)  Percent of Class: 7.19%

                  (c)  Number of shares as to which such person has:

                       (i)   Sole power to vote or to direct the vote:   339,500

                       (ii)  Shared power to vote or to direct the vote:  11,500

                       (iii) Sole power to dispose or to direct the
                             disposition of:                             339,500

                       (iv)  Shared power to dispose or to direct the
                             disposition:                                 11,500

     Note: All amounts in this Item and Schedule reflect the 1-for-5 reverse stock split effected by Norton Drilling Services, Inc. on February 2, 1999.

     INSTRUCTION. For computations regarding securities which represent a right to acquire underlying security SEE ss.240.13d-3(d)(1).

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                                                               PAGE 5 OF 6 PAGES

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [ ].

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  JEM Management Company has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, 11,500 shares reported in this Schedule 13G.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.

ITEM 10.          CERTIFICATION


     (a) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                                               PAGE 6 OF 6 PAGES

                                  SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               FEBRUARY 16, 1999
                                                      Date


                                          /s/  JACK S. BLANTON, JR.
                                                    Signature

                                               JACK S. BLANTON, JR.
                                                    Name/Title

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

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